                                                                  EXHIBIT 10.3

                              MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT ("Agreement") is made as of the 1st day of October, 2000 by and among DIVERSICARE LEASING CORP. a Tennessee corporation (the "Operator"), and DIVERSICARE MANAGEMENT SERVICES CO., a Tennessee corporation (the "Manager").


                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Operator is the operator and/or licensee of nursing homes located in various states as described in Exhibit A attached hereto (individually a "Facility" or collectively the "Facilities"), and the personal property, fixtures, equipment, records and supplies used in connection therewith (the "Premises"); and

         WHEREAS, Operator wishes to engage Manager to manage the Facilities;
and

         WHEREAS, Manager desires to manage the Facilities in accordance with the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.       DEFINITIONS. For the purposes of this Agreement:

         (a) "Facility" means each of the nursing homes described on Exhibit A.

         (b) "Gross Operating Revenues" means the revenue of the Facility from all sources during the term of this Agreement, including ancillary revenues, prior to bad debt adjustment.

         (c) "Operating Expenses" means any and all expenses and costs related to and incurred in connection with the operation of a Facility, including, without limitation, the payment of salaries, taxes, capital expenditures, wages and fringe benefits for such Facility's personnel, including its administrator, but excluding federal, state or provincial income taxes; if the facility is leased, rental payments under the lease (the "Lease"), fees to be paid to the Manager under paragraph 4, and deprecation or amortization of real or personal property used in the operation of the Facility.

2. TERM. This Agreement shall commence on 12:01 a.m., October 1, 2000 and shall continue in effect for a period of one year, and shall be subject to successive renewal at the option of the Manager for successive one year periods commencing upon expiration of each term. The initial term and renewal terms, if exercised by Manager, shall be defined herein as the "Term." The option to extend this Agreement on the same terms and conditions herein provided will be deemed automatically exercised unless the Manager gives written notice to the Operator at least sixty (60) days prior to the expiration of the then current term that the Manager does not intend to renew this Agreement. It is understood that if any option period is not exercised, all rights to exercise any subsequent option periods will automatically lapse.


3. DUTIES OF MANAGER. Subject to the provisions hereof and to the extent permitted by law consistent with the maintenance of Operator's licenses to operate the Facility granted by the applicable states, Operator hereby delegates to Manager the day to day responsibility of the management of the Facility and its operations in all respects, and Manager hereby assumes, and agrees to use its best efforts to exercise such control and responsibility with a view towards professional management of the Facility in accordance with customary industry standards. Such responsibility and control will include, without limiting the generality of the foregoing, the following powers, authorities and responsibilities:

         (a) to have direct responsibility and authority for recruiting, negotiating with, hiring, training, supervising, promoting, assigning, setting the compensation level of (provided such amount is in compliance with applicable law), conducting labor negotiations to settling labor grievances with respect to, and discharging all operating and service personnel deemed by Manager to be necessary for the proper operation and maintenance of the Facility. All such employees, except the Facility's Administrator, (who shall be an employee of Manager) shall be employees of and shall be carried on the payroll of the Facility and shall not be employees of Manager; provided, however, that such employees shall be subject to the control of Manager on behalf of Operator;

         (b) to supervise the rendering of all notices and statements required to be sent to the occupants of the Facility;

         (c) to establish and maintain a system of patient care, including care planning, dietary care, use of staff, scheduling and quality assurance programs;

         (d) to enter into contracts and take such other action in the ordinary course of business in the name of Operator as Manager deems appropriate to assure supply of pest control services, electricity, gas, fuel, water, telephone, television, linen services, garbage removal, snow removal, elevator maintenance, landscaping and other such services as may reasonably be required for the proper operation and maintenance of the Facility;

         (e) to supervise the purchase of such inventories, food, beverages, provisions, supplies and equipment as may be required to properly maintain and operate the Facility and to contract for the purchase of same in the name of Operator;


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
         (f) to take such steps and file such applications and reports as may be required to comply with the provisions of applicable legislation, rules and compliance orders issued by government agencies having jurisdiction over the Facility, including obtaining all necessary licenses and permits;

         (g) to retain the services of counsel, accountants and other professional consultants as may be necessary for the purposes of carrying out Manager's duties hereunder;

         (h) to perform or supervise the performance of financial services for the Facility, including the preparation and maintenance of the following:

                  (i) annual operating and capital budgets for the Facility outlining costs, charges, outlays and expenditures which the Manager anticipates will be made and incurred by the Facility in the ensuing year, together with anticipated revenues, including without limitation, changes to rates and personnel compensation levels;

                  (ii) an annual marketing plan, which will include estimated expenses for advertising and public relations programs, to encourage the highest possible levels of occupancy at the Facility;

                  (iii) a monthly information package specifying monthly revenues and expenses and a comparison of the same to revenues and expenses as set forth in the annual operating budget, aging of accounts receivable, a listing of capital expenditures, and a written report of material events and changes and variance analysis;

                  (iv) all records for patient billing, billing for all receivables and collection of same;

                  (v) all medical records, trust account records and other records pertaining to patients of each Facility;

                  (vi) all records for payables and the payment of the same out of Gross Operating Revenues;

                  (vii) all payroll records, payment of employees of each Facility out of Gross Operating Revenues of such Facility, withholding and remittance of payroll deductions;

                  (viii) all records of all reimbursable charges and mechanisms for achieving such reimbursement;

                  (ix) all returns for withheld income tax or other payroll deductions;


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

                  (x) all other books and records normally maintained by a reasonably prudent business manager;

         (i) In Manager's discretion, to initiate in the name of and at the expense of the applicable Facility, any and all legal actions or proceedings necessary to collect charges or other income due such Facility, to enforce any agreements between such Facility and third parties, to collect damages for breach or default by any such third party, to adjust, compromise and settle all accounts, claims, disputes and differences which Operator may have in connection with the operation of a Facility and to write off or make allowance for such accounts, claims, disputes and differences as it may reasonably deem necessary; so long as there is, in the reasonable opinion of the Manager, no material adverse effect to the Operator from any such action;

         (j) to advise the Operator, to the extent reasonably possible, at least four (4) weeks in advance of any material funding requirements; and

         (k) to prepare, or at Manager's option, select a third party to prepare, all cost reports pertaining to the Facility. If Manager elects to prepare the foregoing, Manager will be reimbursed by Operator at prevailing market rates. If a third party is selected to prepare the foregoing, Operator will pay the expenses of such party.

         (l) to use its best efforts to cause the Facility to comply with and abide by the terms and provisions of any collective bargaining or union agreements binding the Facility.

         It is understood that, within the scope of the authority granted by this Agreement, Manager is acting as agent of Operator, and as such incurs no liability as principal with respect to any obligations undertaken by Manager hereunder other than in connection with its duty to act in such capacity. Manager will not have the obligation of preparing any tax returns or annual audits of the Facility, but will fully cooperate and supply all available information upon request as may be required in connection therewith.


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
4.       MANAGEMENT FEES.

         (a) In consideration of, and as remuneration for, the services provided in this Agreement with respect to the Facility, Operator agrees to pay to Manager a management fee equal to six percent (6 %) of monthly Gross Operating Revenues for the Facility. The fee will be paid monthly within ten days of the first of each month based upon the operating results of the prior month.

         (b) Upon the occurrence of any material default in monetary payments by the Operator under the Lease, which default is a result of the insufficiency of the Facility's funds to make payments required under the Lease, then until the earlier of the time when funds are available to cure the default, or until such default has been waived or otherwise ceases to exist, the Manager will not be entitled to payment of its Management Fees from the Facility's funds and such fees shall accrue for the account of the Manager pursuant to subparagraph 4(c).

         (c) The Management Fees will be cumulative, meaning that if any portion of the Management Fees is not paid to the Manager when due as a result of the subordination pursuant to subparagraph 4(b), or otherwise, the Manager will be entitled to receive such deficiency as soon as funds become available, together with interest thereon at the per annum fluctuating rate of interest publicly announced by AmSouth Bank in Nashville, Tennessee from time to time as its prime rate applicable to United States dollar denominated borrowings.

5.       COVENANTS.  Operator agrees with Manager as follows:

         (a) The Facility, at the Operator's expense, will employ and retain the personnel and counsel, solicitors accountants and professional consultants referenced in subparagraphs 3(a) and 3(g) respectively.

         (b) Operator will at all times comply with and perform all conditions and obligations required under any leases or indebtedness pertaining to the Facility, so as to avoid a default thereunder.

         (c) Operator will not sell, lease, assign or otherwise transfer any or all of its assets related to the Facility or its interests in the Facility, including a sale, lease, assignment or transfer accomplished by a sale of stock, exchange of stock, merger, consolidation or similar transaction, without the prior written approval of the Manager, which approval will not be unreasonably withheld; provided, however, that the Operator may transfer to, and lease back from, a third party any or all of its interests in the Facility so long as (i) the Operator remains as licensee of the Facility, (ii) the transferee agrees, in writing reasonably satisfactory to the Manager to recognize the Manager as manager of the Facility under the terms of this Agreement, and (iii) the transferee agrees, in writing reasonably satisfactory to the Manager not to terminate or alter the Manager's role as manager of the


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
         Facility under this Agreement due to any failure by the Operator or any affiliate of the Operator to satisfy any of its obligation under one or more leases or other agreements regarding any other adult care facilities in which both the transferee and the Operator and/or its affiliates hold an interest.

         (d) The parties hereto recognize that irreparable damage will result in the event that the provisions of subparagraph 5(c) are not specifically enforced. If any dispute arises concerning subparagraph 5(c), the parties hereto agree that an injunction may be issued restraining the consummation of any action prohibited by subparagraph 5(c) pending a determination of such controversy and that no bond or other security will be required in connection therewith. In any dispute arising with respect to subparagraph 5(c), without limiting in any way any other rights or remedies to which Manager may be entitled, Operator agrees that the provisions of subparagraph 5(c) will be enforceable by a decree of specific performance.

         (e) Operator represents and warrants to Manager that no consent or approval of any kind whatsoever is required by the landlord or any lender to landlord or Operator in order for Operator to execute and deliver this Agreement as a valid and binding contract or to perform its obligations hereunder.

         (f) Manager may assign this Agreement to an affiliate or subsidiary. In addition, Manager may enter into an agreement with an affiliate or subsidiary (the "Sub Manager"), under which Sub Manager may agree to perform Manager's duties hereunder in exchange for Manager's benefits hereunder.

6.       INDEMNIFICATION.

         (a) The Manager will indemnify and hold the Operator and the employees of the Operator harmless from any claim, loss, liability, cost, damage or expense (including court costs and attorney fees) they may suffer or incur by reason of the gross negligence or dishonest acts of the Manager, its agents, representatives or employees or by reason of any of them exceeding their authority.

         (b) Operator will indemnify and hold Manager, its affiliates, officers, directors, employees, agents, successors and assigns harmless from any claim, loss, liability, cost, damage or expense (including court costs and attorney fees) which may arise from the management of the Facility, provided that the foregoing does not result solely from the gross negligence or dishonest acts of Manager or its agents, representative, or employees or from any of them exceeding their authority.

7.       TERMINATION BY OPERATOR OR MANAGER.

         (a) Either party may terminate this Agreement if the other is in material default of any of its obligations under this Agreement and such breach continues for a period of thirty


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
         (30) days after the defaulting party is notified by the other of such default in writing; provided, however, that if the nature of the breach is such that more than thirty (30) days are required for the cure, this Agreement may not be terminated if the defaulting party commences to cure such default within the thirty (30) day period and diligently and in good faith pursues completion of such curative measures.

         (b) Either party may immediately terminate this Agreement if the other becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization, liquidation or similar proceeding (which, in the case of an involuntary proceeding, is not stayed within 30 days), makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts when due.

         (c) In the event the Agreement is terminated under this paragraph 7, Manager will tender a final accounting to Operator and surrender all contracts, records, files and other information which may be pertinent to the continuing operation of the Facility, and Operator will pay to Manager any Management Fees and/or net profits due hereunder.

8.       INSURANCE.

         (a) Manager agrees to use its best efforts to negotiate, procure and maintain in full force and effect, at the expense of the Facility, insurance against fire and other hazards, including, without limitation, personal injury, workmen's compensation, property damage, liability and such other insurance in such amounts and covering such risks as are normally maintained by and for the protection of owners and operators of Facility of a type similar to the Facility, such as professional negligence insurance. Operator agrees that the insurance in force upon execution of this Agreement is acceptable.

         (b) Operator and Manager hereby waive subrogation against the other for any claims that might be brought from any loss which is fully covered by insurance and agree to look solely to the insurance proceeds. To the extent that claims are not covered by insurance and paid out of insurance proceeds entirely, nothing in this clause will prevent the parties from enforcing their rights at law or in equity against each other.

9. USE OF PREMISES. Manager agrees that it will not at any time use, or permit to be used, the Facility for purposes other than a nursing home facility without the prior written consent of Operator.

10. BOOKS AND RECORDS. All books, records and reports prepared by Manager for use of or in connection with the operation of the Facility will be the property of Operator, provided that Manager may make copies thereof for its own use as Manager may desire.

11. ASSIGNMENT. The provisions of this Agreement will be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party will have the right to assign or delegate, by operation of law or otherwise, its rights or obligations


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
         under this Agreement, other than as provided in Section 5; and, provided further that such assignment or delegation will not relieve either party from its obligations under this Agreement.

12. RIGHT TO INSPECT; AUDIT. The parties hereto agree that at all reasonable times Manager will permit the Operator or its representatives to inspect the buildings, premises and records of the Facility and to perform such audits of Manager's financial books and records relating to the Facility as Operator may request to confirm the financial results reported by Manager.

13. NOTICE. All notices required or permitted under this Agreement will be in writing and will be deemed delivered the same day as personally delivered or delivered by confirmed facsimile transmission, one day after confirmed delivery to an overnight courier service, or three (3) days after mailing by registered mail, return receipt requested, postage paid, at the addresses set forth below or such other addresses as either party may specify to the other in accordance with this paragraph 13:

         Operator:               Diversicare Leasing Corp.
                                 277 Mallory Station Road
                                 Suite 130
                                 Franklin, Tennessee 37067
                                 Attn: President

         With a copy to:         Harwell Howard Hyne Gabbert & Manner, P.C.
                                 315 Deaderick Street, Suite 1800
                                 Nashville, Tennessee  37238-1800
                                 Attention:  Mark Manner, Esq.


         Manager:                Diversicare Management Services Co.
                                 277 Mallory Station Road
                                 Suite 130
                                 Franklin, Tennessee 37067
                                 Attn: President
                                 Attention: President

         With a copy to:         Harwell Howard Hyne Gabbert & Manner, P.C.
                                 315 Deaderick Street, Suite 1800
                                 Nashville, Tennessee  37238-1800
                                 Attention:  Mark Manner, Esq.


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
14.      GENERAL.

         (a) Nothing herein contained will prevent either party from owning, leasing, operating, managing, cooperating or having an interest in any other nursing home, retirement center or other long term care or residential facility, whether or not neighboring one of the Facility, nor preclude either party from engaging in any other activity.

         (b) This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to conflict of law rules.

         (c) It is understood and agreed that this Agreement contains all terms and conditions relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

         (d) Any interpretation of the terms of this Agreement will not take into consideration which party hereto drafted this instrument, it being agreed and understood that the parties have agreed to the terms of this Agreement only after extensive negotiations.

         (e) This Agreement shall not be amended or modified except by a writing duly executed by the parties hereto. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         (f) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         (g) If any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of all other provisions will not be affected thereby. Further, a substitute and equitable provision shall be automatically substituted therefor in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of the invalid, illegal or unenforceable provision.

         (h) If the Manager's role as manager under this Agreement is terminated or significantly altered by any Landlord due to a default by the Operator of its obligations under the Lease, the Operator will pay the Manager an amount equal to the product of (i) one-half (1/2) of the Management Fees earned by the Manager during the immediately preceding fiscal year of the Facility, annualized if necessary, multiplied by
         (ii) the number of years remaining in the then current term. Amounts payable under this Section 15(h) shall be paid annually over the period remaining in the then current term.


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
         (i) The parties acknowledge that the Manager will sustain an amount of damages which will be substantial and irreparable but difficult to determine as a result of (i) the failure of the Operator to provide the Manager notice of expiration as required by subparagraph 2(b); or (ii) the termination of this Agreement or the alteration of the Manager's role due to the Operator's default under either the Lease or the Indebtedness (collectively, the "Liquidated Damages Events"). Accordingly, the parties agree that the liquidated damages described in subparagraphs 2(b) and 15(b) will constitute full satisfaction for the respective claims for damages which the Manager shall have against the Operator in respect of either of the Liquidated Damages Events, and each of the parties hereby agrees not to contest the existence or the amount of any damages resulting solely from either of the Liquidated Damages Events.

         (j) A party's decision to terminate this Agreement in accordance with its terms will not limit or alter in any way its right, at law or in equity, to seek damages or another form of remedy for the breach or other action which precipitated termination. If any party exercises any right hereunder against the other, the prevailing party in the exercise of such right will be entitled to costs and expenses associated with such enforcement, including without limitation, court costs and reasonable attorneys' fees.

         (k) Nothing contained in this Agreement is intended or is to be construed to create any association, partnership or joint venture between Operator and Manager. Manager is an independent contractor retained by Operator.

         (l) The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date set forth above.

MANAGER:                                    OPERATOR:
--------                                    ---------

Diversicare Management Services Co.         Diversicare Leasing Corp.

By: James F. Mills Jr.                      By:
   ---------------------------------           ---------------------------------
Title: Sr. Vice President                   Title: Sr. Vice President
      ------------------------------              ------------------------------


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
                       EXHIBIT A TO MANAGEMENT AGREEMENT

                               LIST OF FACILITIES



LOCATION/ADDRESS


ALABAMA

         CANTERBURY HEALTH FACILITY
         1720 Knowles Road
         Phenix City, Alabama 36869

         LYNWOOD NURSING HOME
         4164 Halls Mills Road
         Mobile, Alabama 36693

         NORTHSIDE HEALTHCARE
         700 Hutchins Avenue
         Gadsden, Alabama 35904

         WESTSIDE HEALTHCARE
         4320 Judith Lane
         Huntsville, Alabama 35805


ARKANSAS

         ASH FLAT NURSING & REHAB CENTER
         HC-67, Box 5A
         Ash Flat, Arkansas 72513

         DES ARC NURSING & REHAB CENTER
         2216 W. Main Street
         Des Arc, Arkansas 72040

         EUREKA SPRINGS NURSING & REHAB CENTER
         235 Huntsville Road
         Eureka Springs, Arkansas 72632

LOCATION/ADDRESS


         FAULKNER NURSING & REHAB CTR.
         2603 Dave Ward Drive
         Conway, Arkansas 72032

         POCAHONTAS NURSING & REHAB CTR.
         105 Country Club Rd
         Pocahontas, Arkansas 72455

         WALNUT RIDGE NURSING & REHAB CTR.
         1500 West Main
         Walnut Ridge, Arkansas 72476

         GARLAND NURSING & REHAB CTR.
         610 Carpenter Dam Road
         Hot Springs, Arkansas 71901

         THE PINES NURSING & REHAB CTR.
         534 Carpenter Dam Road
         Hot Springs, Arkansas 71901

         SHERIDAN NURSING & REHAB CTR.
         113 South Briarwood Dr.
         Sheridan, Arkansas 72150

         OUACHITA NURSING & REHAB CTR.
         1411 Country Club Road
         Camden, Arkansas 71701

         RICH MT. NURSING & REHAB CTR.
         306 Hornbeck
         Mena, Arkansas 71953

         STILLMEADOW NURSING & REHAB CTR.
         105 Russelville Road
         Malvern, Arkansas 72104


FLORIDA


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


LOCATION/ADDRESS

         MAYFIELD REHAB. & SPECIAL CARE CTR.
         200 Mayfield Drive
         Smyrna, Tennessee 37167

         LAUREL MANOR HEALTH CARE FACILITY
         902 Buchanan Road
         New Tazwell, Tennessee 37825

         MANOR HOUSE OF DOVER
         Hwy 49 East P.O. Box 399
         Dover, TN. 37058


KENTUCKY

         CARTER NURSING & REHAB CTR.
         P.O. Box 904 - 250 McDavid Blvd.
         Grayson, Kentucky 41143

         SOUTH SHORE NURSING & REHAB CTR.
         P.O. BOX 489 (James Hannah Drive)
         South Shore, Kentucky 41175

         WEST LIBERTY NURSING & REHAB CTR.
         P.O. Box 219 (744 Liberty Rd.)
         West Liberty, Kentucky 41472

         WURTLAND HEALTH CARE CENTER
         P.O. Box 677 (100 Wurtland Ave.)
         Greenup, Kentucky 41144-0677

         BOYD NURSING & REHABILITATION
         12800 Princeland Drive
         Ashland, Kentucky 41102

         ELLIOTT NURSING & REHAB CTR.
         RTE 32 East, (P.O. Box 694) Howard Crk Rd.
         Sandy Hook, Kentucky 41171


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


LOCATION/ADDRESS

OHIO

         BEST CARE
         2159 Dogwood Ridge
         Wheelersburg, Ohio 45694


WEST VIRGINIA

         BOONE HEALTHCARE
         P.O. Box 605 (Route 119) Lick Creek Rd.
         Danville, West Virginia 25053

         LAUREL NURSING & REHAB CENTER
         H.C. 75, Box 153 Clinic Rd.
         Ivydale, West Virginia 25113





NOTES:

Omega(1)          - 1992 Omega Master Lease

Omega(2)          - 1994 Omega Master Lease

Omega(3)          - 1994 Omega Master Sublease

Omega(4)          - 1997 Omega Master Lease


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